Exhibit 10.16

LEASE

THIS AGREEMENT OF LEASE (this “Lease”) made and entered into on this 28th day of March, 2001, by and between 2516 JANE STREET ASSOCIATES, LLC, a Pennsylvania limited liability company, with its principal office located at 2516 Jane Street, Pittsburgh, Pennsylvania 15203 (hereinafter referred to as “Landlord”) and PRECISION THERAPEUTICS, INC., a Pennsylvania Corporation, having an office located at 3636 Boulevard of the Allies, Pittsburgh, Pennsylvania 15213 (hereinafter referred to as “Tenant”).

W I T N E S S E T H:

In consideration of the foregoing and of the representations, warranties, covenants and conditions set forth herein, and intending to be legally bound hereby, Landlord and Tenant understand and agree as follows:

ARTICLE I

Leased Premises

1.1 Landlord hereby leases and demises to Tenant, and Tenant hereby takes and hires from Landlord, upon the terms and conditions set forth herein, that certain office and lab space (the “Leased Premises”) which the parties have agreed contains a total of 15,834 rental square feet, more or less, 11,073 of which is first floor office space and 4,761 of which is second floor lab space (or as agreed upon after Tenant planning is complete) in a building known as the 25/16 e.Industrielle’ Building at 2516 Jane Street, Pittsburgh, Pennsylvania 15202 (the “Building”). In addition, Tenant shall have the right to such employee and customer parking as is described in the Parking Rider attached hereto.

1.2 Within ninety (90) days after the Commencement Date, Tenant may have the square footage of the Leased Premises verified by Tenant’s representative . In the event that such verification reveals a discrepancy between the measured square footage of the Leased Premises and the square footage set forth in Section 1.1 of this Lease, and Landlord and Tenant are unable to agree upon the square footage for purposes of this Lease, an independent architect acceptable to Landlord and Tenant (the cost of which shall be divided equally between Landlord and Tenant) shall measure the Leased Premises in accordance with the BOMA definition American National Standard Z65.1-1980, as the same may be amended. In the event that Tenant’s architect, Landlord or its architect, and the independent architect are unable to agree upon the square footage of the Leased Premises for purposes of this Lease, the square footage shall be deemed to be the average square footage of the three measurements. Landlord and Tenant agree to execute a letter amendment (the “Letter Amendment”) (effective retroactive to the Commencement Date) adjusting the square footage of the Leased Premises and, if necessary, appropriately adjusting the minimum rent, Tenant’s proportionate share, and those items of additional rent to the extent that such rents were originally calculated on a ‘per square foot basis.” Any necessary payments or reimbursements shall be paid within thirty (30) days of the full execution of the Letter Amendment.

ARTICLE II

Lease Term

2.1 The term of this Lease shall be for a period of ten (10) years beginning on the Commencement Date as defined in this Article 2. This Lease and the tenancy hereby created shall cease and terminate at the end of the original term hereof, or any renewal or extension thereof, without the necessity of any notice from either Landlord or Tenant to terminate the same.

2.2 The term of this Lease and Tenant’s obligation to pay rent and to partially or beneficially occupy the Leased Premises shall commence (herein called the “Commencement Date”) on the earlier of that date that is four (4) months from an approved Tenant plan or that date that is six (6) months after the execution of this Lease and shall terminate at 5:00 P.M. on that date that is ten (10) years after the Commencement Date, unless sooner terminated as herein provided (herein called the “Termination Date”). The Letter Agreement shall confirm the actual Commencement Date and Termination Date. If the Commencement Date shall commence upon a day other than the first day of the calendar month, Tenant shall pay, upon the Commencement Date, a prorata portion of rent, prorated on a per diem basis with respect to the fractional calendar month preceding the first full calendar month of the Lease term. As used herein the term “Lease Year” shall mean that 12-consecutive month period from the month of the Commencement Date through the month preceding the Commencement Date. The parties agree to use their best efforts to promptly agree upon a Tenant plan.

2.3 The Tenant shall have the option, to be exercised as hereinafter provided, to renew the term of this Lease for two (2) periods of five (5) years upon the following terms and conditions:

(a) That at the time of the exercise of such option Tenant shall not be in material default in the performance of any of the terms, covenants, or conditions contained in the Lease.

(b) That such renewal periods shall be upon the same terms, covenants, and conditions as in this Lease provided, except that:

(1) There shall be no further privilege of renewal for the term of the Lease beyond the period referred to above;

(2) During the renewal periods, the minimum rent payable by Tenant to Landlord shall be at the rental rate established herein.

(c) Tenant shall exercise the option(s) by notifying Landlord in writing of Tenant’s election to exercise such option at least six (6) months but not more than twelve (12) months before the expiration of then current term of this Lease. On the giving of such notice, the Lease term shall be deemed extended for the periods specified, without execution of any further instrument.

(d) There will be no change in the Base Year (as that term is hereinafter defined).

(e) Tenant’s improvement allowance for each 5-year option period shall be $5.00 per usable square foot.

2.4 Tenant shall have a one time right, but not the obligation, to terminate this Lease at any time after the fifth (5th) Lease Year by providing Landlord at least nine (9) months prior written notice of the termination date. In order for the termination right to be effective, Tenant shall deliver, contemporaneously with such written notice, a lump sum payment of that sum that equals the unamortized portion of all Tenant improvements plus commissions, together with eighteen (18) months of rental (at the then current rental rate) for all space Tenant then leases at the Building, the sum of which shall all be payable in immediately available funds.

ARTICLE III

Construction of Leased Premises

3.1 At Landlord’s sole expense, and pursuant to all appropriate permits and licenses and in compliance with the local building and zoning codes, Landlord agrees to construct the Leased Premises (“Landlord’s Work”) in accordance with Exhibit “A” (Diagram of Leased Premises) and Exhibit “B” (Building Standards and Tenant Standards) attached hereto, each page having been initialed by the parties.

3.2 Tenant shall have the right to require changes in the Plans or in the work to be performed by Landlord, provided, however, that such changes do not cause delay in the completion of construction and that either (i) such changes will not increase the cost of construction or (ii) Tenant shall have undertaken to reimburse Landlord for any increase in such cost resulting therefrom.

3.3 All work to be completed by Landlord is to be performed in a good and workmanlike manner and in accordance with industry standard.

3.4 Landlord shall notify Tenant when the Leased Premises have been Substantially Completed. It is the expectation of Landlord and Tenant that the Leased Premises will be Substantially Completed on or before the Commencement Date. In the event the Leased Premises will not be Substantially Completed by that date, Landlord shall give Tenant prompt written notice of the expected completion date. If Landlord’s work is not Substantially Completed on or before the Commencement Date, Landlord shall have no liability to Tenant, and this Lease shall remain in full force and effect, except that rental payments shall not commence until Tenant is able to partially or beneficially occupy the Leased Premises. Rental payments shall be calculated only on the space that Tenant partially or beneficially occupies.

3.5 Landlord’s Work shall be deemed to be “Substantially Completed” when all such work has been completed and Tenant can occupy without governmental intervention, except for punch list items which may be performed without material interference with Tenant’s occupancy of the Leased Premises. Landlord shall complete the punch list items with all reasonable dispatch.

3.6 Notwithstanding anything contained herein to the contrary, during the progress of Landlord’s Work and prior to Substantial Completion, Tenant, its employees, agents, contractors and representatives may enter the Leased Premises for inspections, measurements, installation of computer wiring and hardware and telephone wiring and equipment and any other similar purposes, so long as such entries do not interfere with Landlord’s Work.

ARTICLE IV

Lease Rental Payments, Charges and Taxes

4.1 Tenant shall and hereby agrees to pay to Landlord all rental as established herein, without notice, demand, deduction or set-off on the first day of each calendar month during the term of this Lease.

Tenant shall pay as the minimum rent for the term of the Lease the following:

Lease Years	Amount Per Square Foot	Monthly Rental Payments	Annual Rental Cost
Lease Years 1-3	$18.48	$24,384.36	$292,612.32
Lease Years 4-7	$19.48	$25,703.86	$308,446.32
Lease Years 8-10	$20.48	$27,023.36	$324,280.32
*Lease Years 11-15	$21.48	$28,342.86	$340,114.32
*Lease years 16-20	$21.98	$29,002.61	$348,031.32

*	Option years – if exercised.

The above rental payment schedule reflects base rent plus standard Tenant improvements offered by Landlord of $261,260.00 ($20.00 per usable square foot x 13,063 usable square feet = $261,260.00). If Tenant elects to include additional Tenant improvements during the original construction of the Leased Premises, then Tenant shall be charged, as additional rent, according to the following formula:

For every $10,000.00 in additional Tenant improvements, Tenant shall pay (in addition to the lease rental payment schedule hereinabove) an additional $.096/rentable square foot. Tenant shall be allowed to increase additional Tenant improvements over and above the standard Tenant improvements, up to a maximum of $314,720.00. Tenant agrees that any unused portion of this maximum ($314,720.00) cannot be utilized by Tenant as a rent credit, a cash reimbursement or for improvements not installed at 2516 Jane Street.

Tenant shall pay to Landlord, as additional rent, an amount equal to five (5%) percent of the amount of any payment required to be paid by Tenant to Landlord hereunder not received by the Landlord within ten (10) days of the date on which it is due.

Should Tenant take possession of the Leased Premises prior to Commencement Date, Tenant shall pay rent to Landlord per diem for the number of days of occupancy prior to the Commencement Date based on the initial monthly rental.

4.2 In the event that real estate taxes and operating expenses, payable by Landlord, with respect to the land and Building of which the Leased Premises are a part shall exceed real estate taxes and operating expenses for the year 2002, (herein referred to as “Base Year”), for any calendar year during the term of this Lease, Tenant shall pay to Landlord, as additional rent, its proportionate share of such increase as follows:

Prior to the end of the Base Year and thereafter prior to the end of each calendar year during the term of this Lease and any extension thereof, Landlord shall send to Tenant a statement of projected real estate taxes and operating expenses for the land and Building of which the Leased Premises are a part for the up coming calendar year. Such statement shall reflect the amount such projections exceed the real estate taxes and operating expenses for the Base Year and shall set forth the amount of the Tenant’s proportionate share of said projected increase, and the amount so set forth shall be paid by Tenant in equal monthly installments in advance as additional rent commencing January 1 of the up coming calendar year. Tenant’s proportionate share shall be that percentage which Tenant’s rentable space, in square feet, as compared to the total rentable square feet of the Building. Tenant’s proportionate share, expressed as a percentage, is agreed to be 56.22% or as agreed upon after Tenant’s planning is complete. As soon as reasonably practical after the end of each calendar year during the term of this Lease or any extension thereof, Landlord shall send to Tenant a statement of actual real estate taxes and operating expenses for the prior calendar year showing the proportionate share due from Tenant. If the amount prepaid by the Tenant for projected real estate taxes and operating expenses exceeds the amount due for actual real estate taxes and operating expenses, then Landlord shall issue to Tenant a credit in an amount equal to such excess, to be applied by Tenant to future rental payments due Landlord by Tenant under the terms of this Lease. If the amount prepaid by the Tenant for projected real estate taxes and operating expenses is less than the amount due for actual real estate taxes and operating expenses, then Tenant shall pay Landlord the amount reflected on Landlord’s statement as being due within thirty (30) days of receipt of said statement by Tenant from Landlord.

If the Building is less than 95% occupied during 2002 (the Base Year), Landlord shall adjust the operating expenses for 2002 or such following calendar year on the basis of a 95% occupancy rate for all rentable area in the Building without regard to any reductions or abatements in rent reserved under any lease or any portion of the Building.

4.3 All costs, expenses and obligations, as are reasonable and appropriate, of every kind relating to the Tenant’s use of Leased Premises, except as otherwise specifically provided in this Lease, which may arise or become due during the term of this Lease shall be paid by the Tenant. If Landlord pays or shall be required to pay any obligation which is Tenant’s, Landlord shall give Tenant prior written notice of any such payment. Except as otherwise set forth herein, Landlord shall be indemnified by the Tenant for all such costs, expenses and obligations and such costs, expenses and obligations required of the Tenant shall be paid to Landlord, if paid by Landlord, as additional rent.

4.4 Whenever under the terms of this Lease any sum of money is required to be paid by Tenant in addition to the rental herein reserved, and said additional amount to be paid is not designated as “additional rental”, then said amount shall nevertheless, at the option of Landlord, if not paid when due, be deemed “additional rental” and collectible as such with any installment of rental thereafter falling due hereunder, but nothing herein contained shall be deemed to suspend or delay the payment of any sum at the time the same became due and payable hereunder or limit any other remedy of Landlord. All payments of additional rent shall be paid when due without demand to “2516 Jane Street Associates,” c/o Baker Young Corporation, One Bigelow Square, Suite 629, Pittsburgh, PA 15219, or at such place as Landlord may from time to time direct.

4.5 “Operating expenses” means any and all costs and expenses incurred by Landlord in connection with its ownership, maintenance and operation of the Building, including, without limitation:

(a)	All wages, salaries and fees of all employees and agents engaged in the management, operation, repair, replacement, maintenance and security of the Building, including taxes, insurance and all other benefits relating thereto;

(b)	All supplies and materials used in the management, operation and repair, replacement, maintenance and security of the Building;

(c)	All utility costs, including, without limitation, steam, gas, water, sewage, electricity, power, heating, lighting, air conditioning and ventilating consumed by the Building and servicing thereof (but excluding all utility costs which are separately metered by Landlord);

(d)	All maintenance and service agreements on equipment, including, without limitation, alarm service, window cleaning, janitorial and elevator maintenance and mechanical service agreements for the Building;

(e)	All fire and other casualty and public liability insurance for the Building and Landlord’s personal property and fixtures used in connection therewith;

(f)	All repairs, replacements and general maintenance of the Building;

(g)	All management, service or maintenance contracts for the operation, repair, replacement, maintenance or security of the Building;

(h)	All other costs and expenses necessarily and reasonably incurred by Landlord in the proper operation and maintenance of a similarly situated office building; provided, however, that the following shall be excluded from the term “operating expenses”: (i) expenses for repair or other work occasioned by fire, windstorm or other insured casualty; (ii) expenses incurred in leasing or procuring new tenants, e.g., for lease commissions, advertising expenses and expenses of renovating space for new tenants; (iii) legal expenses in enforcing the terms of any lease; (iv) expenses for common area ADA compliance, common area sprinkler/life safety installation, removal of common area hazardous materials, if any, and any common area capital improvement which may include common area HVAC system improvements or upgrades; (v) interest or amortization payments on any mortgage or mortgages; and

4.6 Tenant shall have the right, at any time within one (1) year from Tenant’s receipt of the operating expense statement and upon written request to Landlord, at Tenant’s expense, to audit Landlord’s books and records relating to operating expenses.

4.7 If it is satisfactorily proven that Tenant’s billings for operating expenses exceed the actual amount that Tenant should have been billed, then Tenant shall pay the difference as additional rent within thirty (30) days after completion of the audit. If Landlord owes Tenant the difference, Tenant shall receive a credit for such amount to be applied against Tenant’s next ensuing monthly rental payments until such credit is exhausted. Tenant’s covenant to pay Tenant’s allocable share of the increases in real estate taxes and operating expenses for the term of this Lease or any extension thereof shall survive the expiration or early termination of this Lease.

ARTICLE V

Use and Occupancy of Leased Premises

5.1 Tenant shall use the Leased Premises for office and lab purposes and for no other use.

5.2 Tenant agrees not to use or occupy or suffer or permit the Leased Premises or any part thereof to be used or occupied (a) for any purpose contrary to law or the rules or regulations of any public authority, or (b) for any purpose which in the judgment of Landlord is hazardous or detrimental to persons or property, or (c) in any manner which might interfere with or annoy other tenants or interfere with their businesses or those having business with them.

5.3 Tenant, its employees, agents or designees shall have access to the Leased Premises twenty-four (24) hours a day, seven (7) days a week, subject, however to closures due to repairs or emergencies or as required by any governmental authority.

ARTICLE VI

Maintenance and Repairs

6.1 Landlord shall make, at Landlord’s sole cost and expense, all repairs and replacements necessary to maintain the structural, plumbing, HVAC and electrical systems, building systems, exterior doors and windows, floors (except carpeting), provided however Landlord shall remain responsible for latent defects in the carpet not to exceed one (1) year and all other items which constitute a part of the Building and Leased Premises and are installed or furnished by Landlord. Landlord shall commence complete such repairs and replacements, if necessary, as promptly as the circumstances reasonably permit and in no event later than thirty (30) days of Landlord’s receipt of written notice from Tenant that such repairs are needed and thereafter shall diligently pursue the same to completion with reasonable promptness. Maintenance of the electrical systems shall include replacement of light bulbs, ballasts and fixtures, as necessary, and maintenance of the Leased Premises shall include maintenance and repair to the Building and the common areas and the land around Building under the control of Landlord.

6.2 Except as due to the sole and gross negligence of Landlord or willful misconduct of Landlord, its employees or agents, as Landlord is obligated for repairs as provided hereinabove, Tenant shall make, at Tenant’s sole cost and expense, all repairs necessary to maintain the Leased Premises and shall keep the Leased Premises and the fixtures therein in neat and orderly condition, ordinary wear and tear excepted. If Tenant refuses or neglects to make such repairs, or fails to diligently prosecute the same to completion, after written notice from Landlord of the need therefor and a reasonable opportunity to cure, Landlord may make such repairs at the expense of Tenant and such expense, along with a fifteen (15%) percent service charge, shall be collectible as additional rent.

6.3 Except as due to gross negligence by Landlord, its agents, contractors or employees, Landlord shall not be liable by reason of any injury to or interference with Tenant’s business arising from the making of any repairs in accordance with this Article in or to the Leased Premises or the Building or to any appurtenances or equipment therein. Landlord shall interfere as little as reasonably practicable with the conduct of Tenant’s business. There shall be no abatement of rent because of such repairs.

ARTICLE VII

Common Areas

7.1 All parking areas, driveway, alleys, public corridors and fire escapes, and other areas, facilities and improvements as may be approved by Landlord from time to time for the general use, in common, of Tenant and other tenants, their employees, agents, invitees and licensees, shall at all times be subject to the exclusive control and management of Landlord, and so long as it does not interfere with Tenant’s operation or occupancy, Landlord shall have the right from time to time to establish, modify and enforce reasonable rules and regulations with respect to all such areas, facilities and improvements.

ARTICLE VIII

Alterations

8.1 Tenant shall not make any alterations, interior decorations, improvements or additions to the Leased Premises or attach any fixtures or equipment thereto, above ten thousand dollars ($10,000) in direct cost to Tenant, without the Landlord’s prior written approval, which approval shall not be unreasonably withheld, delayed or conditioned. All such alterations, interior decorations, improvements or additions made to the Leased Premises or the attachment of any fixtures or equipment thereto shall be performed at Tenant’s sole cost and expense. Tenant may affix pictures and shelving to the walls without Landlord’s consent. So long as Tenant is not in default hereunder, Tenant shall have the right but, except as stated in the succeeding sentence, not the obligation to remove any of said alterations, interior decorations, improvements or additions caused to be made to the Leased Premises by Tenant, during and at the expiration of the Lease term or any renewal thereof, providing that Tenant repairs any damage caused to the Leased Premises by said removal. Landlord, by notice to Tenant in writing not more than thirty (30) days after the expiration of the Lease term, or any renewal term thereof, may request that Tenant remove any of said alterations, interior decorations, improvements or additions caused to be made to the Leased Premises by Tenant or any of the fixtures, furniture and equipment caused to be installed by Tenant and, if Landlord makes said request, Tenant shall, within thirty (30) days thereafter, remove such of said alterations, interior decorations, improvements, additions, fixtures, furniture and equipment as are stated in such request and repair any damage caused to the Leased Premises by said removal. In the event that Landlord requests such removal and Tenant fails to remove same and repair any damage caused thereby on or before said expiration date, Tenant agrees to reimburse and pay Landlord for the cost of removing same and repairing any damage to the Leased Premises caused by said removal. Notwithstanding anything contained in this Lease to the contrary, in no event shall Tenant be required to remove any improvements or alterations constructed as part of the initial build out of the Leased Premises, or which are installed by Landlord, or which are installed by Tenant but which have been approved by Landlord, with no condition at the time of approval at they ultimately be removed. All of said alterations, interior decorations, improvements, additions, fixtures, furniture and equipment remaining on the Leased Premises after said expiration date, or at such sooner termination date due to any default of Tenant, shall become the property of Landlord unless removed by Tenant in accordance with the foregoing provisions.

8.2 In doing any such work Tenant shall use due care to cause as little damage or injury as possible to the Leased Premises and the Building and to repair all damage or injury that may occur to the Leased Premises or the Building in connection with such work. Tenant agrees in doing any such work in or about the Leased Premises to use Tenant’s best efforts to engage only such labor as will not conflict with or cause strikes or other labor disturbances. Any contractors employed by Tenant shall be approved by Landlord and Landlord shall not unreasonably withhold its approval and consent, provided, however, that all such contractors shall be required to carry worker’s compensation insurance, public liability insurance and property damage insurance in amounts, form and content, and with companies reasonably satisfactory to Landlord. Prior to the commencement by Tenant of any work as set forth in this Article, Tenant shall obtain, at Tenant’s sole cost and expense, all necessary permits, authorizations and licenses required by the various governmental authorities having jurisdiction over the Leased Premises.

8.3 This Article VIII shall exclude the initial buildout work set forth in Article III and related Exhibits.

ARTICLE IX

Mechanics’ Liens

9.1 Prior to Tenant performing any construction or other work on or about the Leased Premises for which a lien could be filed against the Leased Premises or the Building, Tenant shall enter into a written “no-lien” agreement satisfactory to Landlord with the contractor who is to perform such work, and such written agreement shall be filed and recorded in accordance with the Mechanics’ Lien Law of Pennsylvania, prior to commencement of such work. Notwithstanding the foregoing, if any mechanics’ or lien shall be filed against the Leased Premises or the Building purporting to be for labor or material furnished or to be furnished at the request of Tenant, then Tenant shall at its expense cause such lien to be discharged by payment, bond or otherwise within thirty (30) days after notice thereof. As an alternative to causing the lien to be discharged of record, Tenant shall have the right to contest the validity of any lien or claim if Tenant shall first have posted a bond or other security reasonably satisfactory to Landlord (such as undertaking the Landlord’s title company to insure that, upon final determination of the validity of such lien or claim, Tenant shall immediately pay any judgment rendered against Tenant). If Tenant shall fail to take such action within such thirty (30)-day period, Landlord, after notice to Tenant, may cause such lien to be discharged by payment, bond or otherwise, without investigation as to the validity thereof or as to any offsets or defenses thereto and Tenant shall, upon demand, reimburse Landlord for all amounts paid and costs incurred including reasonable attorneys’ fees, in having such lien discharged of record. Tenant shall indemnify and hold Landlord harmless from and against any and all claims, costs, damages, liabilities and expenses (including reasonable attorneys’ fees) which may be brought or imposed against or incurred by Landlord by reason of any such lien or its discharge.

9.2 Landlord expressly represents and warrants, as of the date of commencement of the Lease: (i) there are no hazardous substances, wastes, or other hazardous or toxic materials (“Hazardous Materials”) (including but not limited to “hazardous substances” within the meaning of the federal Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. § 9601 et seq., and corresponding provisions of applicable state law; “hazardous wastes” within the meaning of the federal Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. § 6901 et seq., and corresponding provisions of state law; petroleum and petroleum products; asbestos; and polychlorinated byphenols (“PCBs”) at the Leased Premises; (ii) there have not been any releases or threatened releases of Hazardous Materials at the Leased Premises; (iii) no claim or action has been made, taken or threatened, with respect to any actual or alleged presence, release, or threatened release of Hazardous Materials at the Leased Premises; and (iv) the condition of the Leased Premises is in full compliance with all applicable laws, regulations, ordinances, administrative orders, and other governmental requirements relating to the protection of human health and the environment.

ARTICLE X

Condition of Leased Premises

10.1 Tenant acknowledges and agrees that, except as expressly set forth in this Lease, there have been no representations or warranties made by or on behalf of Landlord with respect to the Leased Premises or the Building or with respect to the suitability of either for the conduct of Tenant’s business. The taking of possession of the Leased Premises by Tenant shall conclusively establish that the Leased Premises were at such time in satisfactory condition, order and repair, excluding latent defects. Notwithstanding anything to the contrary in this Article, Landlord shall warrant the materials and workmanship for a period of one (1) year from the date of Substantial Completion. In addition, Tenant shall not be deemed to have accepted the Leased Premises as provided in this Article if, within sixty (60) days after the date of Substantial Completion, Tenant serves written notice on Landlord specifying in particular where the Leased Premises are not in good order and satisfactory condition or where, if applicable, Landlord’s Work was not completed in accordance with laws, codes or applicable regulations, the Plans or other agreement between Landlord and Tenant. Landlord agrees that Landlord will, at Landlord’s own expense, promptly correct any defects or omissions of which Landlord is given timely notice hereunder in all events that latent defects.

ARTICLE XI

Utilities and Services

11.1 utilities: Separately submetered electric and gas service shall be made available to the Leased Premises as part of Tenant’s improvement allowance. Tenant shall make all arrangements and pay for all utilities.

11.2 Building Maintenance Services: Landlord agrees to provide to the Leased Premises for use by Tenant, its employees, customers and invitees, the following services, at Landlord’s expenses, without liability upon Landlord for any failure to provide any such services not due solely to the gross negligence or willful misconduct of Landlord, its employees and agents:

(a) Heat, ventilation and air conditioning to the Leased Premises during normal business hours, which is agreed to be between the hours of 7:00 A.M. to 6:00 P.M., Monday through Friday, excluding the holidays of New Year’s Day, Good Friday, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day, with sufficient capacity to maintain a reasonably comfortable office environment under normal business operations with the use of normal or reasonable business machines and equipment. Tenant shall pay to Landlord as additional rental for overtime use of the common areas, at times other than specified above, the rate of $12.00 per hour for charges for heating, cooling and related electric usage. Said hourly charge shall be subject to annual adjustment by Landlord based upon documentation provided by Landlord to substantiate said adjustment.

(b) Replacement of light globes and/or fluorescent tubes and ballasts in the standard ceiling lighting fixtures.

(c) Cleaning of outside (three times per calendar year, weather permitting) windowpanes.

(d) Janitorial service five (5) times per week, including removal of ordinary office debris and general cleaning of the Leased Premises. No medical related or “sharps” debris to be removed by Landlord. Tenant shall make separate arrangements for the hauling of medical waste, if any.

(e) Maintenance of common areas including but not limited to landscaping.

(f) Security lighting for remote parking lots during normal business hours and subject to City of Pittsburgh ordinances.

(g) Snow removal when required in Landlord’s reasonable judgment. Landlord agrees to use its best efforts to remove ice. Tenant understands that the ability to remove ice is subject to weather conditions.

(h) Amenities on remote parking sites per drawings identified on Exhibit “D” as P-1 and P-2.

(i) Continuous elevator service limited to 3,500 lbs. capacity.

(j) Maintenance of service of the public toilet rooms in the Building.

(k) Hot and cold water for lavatory and cold water for drinking purposes.

(l) Tenant’s name will appear on the Building directory and be part of wayfinding graphics at the Landlord’s expense. Tenant exterior building signage will be per City of Pittsburgh Zoning Ordinance and at the sole cost and expense of the Tenant.

11.3 Landlord does not warrant that the utilities or services provided for in this Article shall be free from slow-down, interruption or stoppage pursuant to voluntary agreement by and between Landlord and governmental bodies and regulatory agencies, or caused by the maintenance, repair, substitution, renewal, replacement or improvements of any of the equipment involved in the furnishings of any such utilities or services or caused by strikes, lockouts, labor controversies, fuel shortages, accidents, acts of God or the elements of any other cause beyond the reasonable control of Landlord, except caused by the gross negligence or willful misconduct of Landlord; and specifically, no such slowdown, interruption or stoppage of any of such services shall be construed as an eviction, actual or constructive, of Tenant, nor shall same cause any abatement of base rent or additional rent payment hereunder or in any manner or for any purpose relieve Tenant from any of Tenant’s obligations hereunder, and in no event shall Landlord be liable for damages to persons or property or be in default hereunder as a result of such interruption or stoppage.

ARTICLE XII

Assignment and Subletting

12.1 Tenant shall not mortgage, pledge, encumber or otherwise hypothecate this Lease or the Leased Premises or any part thereof in any manner whatsoever without the prior written consent of Landlord, and any attempt to do so shall be null and void and a material breach and an event of default under this Lease.

12.2 Tenant shall not assign this Lease, sublease all or any part of the Leased Premises or allow occupancy by anyone other than Tenant (any such assignment, sublease or occupancy, a “Proposed Transfer”), without the prior written consent of Landlord, which shall be requested by letter (“Notice”) advising Landlord of its intention from, on and after a stated date (which shall not be less than sixty (60) days after the date of the Notice), to sublease or allow occupancy to any part or all of the Leased Premises or to assign its interest in this Lease, and Landlord shall not unreasonably withhold or delay consent; provided that: (i) the proposed subtenant, occupant or assignee shall be of a character in keeping with the standards of the Building; (ii) the creditworthiness of the proposed subtenant, occupant or assignee and the proposed use of the Leased Premises shall be acceptable to Landlord; (iii) Tenant provides all relevant information on the proposed subtenant, occupant or assignee that Landlord reasonably requests; and (d) the sublease, occupancy agreement or assignment is in form and substance satisfactory to Landlord. Within thirty (30) days after receipt of the Notice, Landlord shall advise Tenant whether it approves or rejects the proposed sublease, occupancy or assignment as set forth in the Notice or whether it elects to recapture the space described in the Notice. Any assignment, occupancy or subletting taken without Landlord’s written consent shall, at Landlord’s option, be deemed null and void and a material breach of and Event of Default under this Lease.

12.3 Landlord’s notice to Tenant that it has elected to recapture said space shall automatically cancel and terminate this Lease with respect to the space therein described as of the date stated in the Notice. If the Notice shall cover all of the Leased Premises, and if Landlord elects to recapture the Leased Premises, the term of this Lease shall expire and end on the date stated in the Notice as fully and completely as if that date had been herein definitely fixed for the expiration of the term of this Lease.

12.4 If Tenant is a corporation, a dissolution of the corporation or a transfer of a majority of Tenant’s voting stock (by one or more transaction, other than the sale of publicly traded stock) shall be deemed an assignment of this Lease, shall not require the prior written consent of Landlord but shall be subject to the provisions of this Article.

12.5 A sublease or assignment permitted hereunder shall be subject to and made upon the following terms:

(a) Any such sublease or assignment shall be subject to the terms of this Lease, including without limitation, the use provision and the term of the sublease may not extend beyond the date fixed for the expiration or other termination of the term of this Lease, subject to Tenant’s renewal rights;

(b) The use to be made of the subleased or assigned space shall be permissible under this Lease and in keeping with the character of the Building, such that the proposed subtenant or assignee shall not: (i) be likely to increase Landlord’s operating expenses beyond that which would be incurred for use by other tenancies in the Building; (ii) increase the burden on existing cleaning services or elevators over the burden prior to such proposed subletting or assignment; (iii) require any alterations to be performed in or made to any portion of the Building other than the Leased Premises; or (iv) violate any provision or restrictions herein relating to the use or occupancy of the Leased Premises;

(c) Such sublease or assignment shall not violate any negative use covenants relating to the Building;

(d) No sublease or assignment shall be valid and no subtenant or assignee shall take possession of the Leased Premises until an executed counterpart of such sublease or assignment has been delivered to Landlord and Landlord’s written consent has been given;

(e) No subtenant or assignee shall have a right to further sublease or assign;

(f) Tenant shall reimburse Landlord within ten (10) days following request for payment, as additional rent, for any out-of-pocket costs (including reasonable attorneys’ fees and expenses) reasonably incurred by Landlord in connection with any actual or proposed assignment or subletting, whether or not consummated, including the costs of making investigations as to the acceptability of the proposed assignee or subtenant;

such advertisement, which shall, in any case, exclude a description of the rent. Tenant shall submit to Landlord for review and approval any advertising or offering materials that Tenant intends to use in connection with any efforts to sublease or assign;

(h) A permitted subtenant or assignee shall specifically assume the obligations and duties of Tenant hereunder without, however, releasing Tenant from such obligations and duties, and Tenant shall remain fully liable for the payment of rent, and for the performance of all other obligations of Tenant contained in this Lease. Any act or omission of any assignee or subtenant, or of anyone claiming under or through any assignee or subtenant, that violates any of the obligations of this Lease shall be deemed a violation of this Lease by Tenant;

(i) If Landlord withholds or conditions its consent to any proposed assignment or sublease in accordance with the terms of this Article, Tenant shall indemnify, defend and hold Landlord and Landlord’s affiliates harmless against and from any and all loss, liability, damages, costs and expenses (including reasonable attorney’s fees and expenses), causes of action, claims and proceedings involving any third parties (including Tenant’s proposed subtenant or assignee and any brokers) who claim they were damaged by Landlord’s withholding or conditioning of Landlord’s consent or by Landlord’s exercise of its recapture option;

(j) If Landlord withholds or conditions its consent to any proposed assignment or sublease, and Tenant feels Landlord is being unreasonable, Tenant’s sole and exclusive remedy shall be to seek a declaratory judgment, and in no event shall Landlord be liable to Tenant for damages or otherwise if it is ultimately determined that the withholding or conditioning of consent was unreasonable; and

(k) In the event of termination of this Lease or re-entry or repossession of the Leased Premises by Landlord, any sublease shall automatically terminate.

12.6 If Landlord shall grant its consent to any Proposed Transfer, then Tenant, in consideration therefor, shall pay to Landlord, as additional rent, a sum equal to fifty percent (50%) of the aggregate of all sums and other consideration received by Tenant for or by reason of such Proposed Transfer (including all rents, charges and other consideration payable to Tenant under the terms of the sublease or assignment and any collateral agreements, and also sums paid for the purchase or rental of any of Tenant’s property), as and when such sums and other consideration are received by Tenant; provided, however, that such additional rent shall be reduced (but not to less than zero) by the following amounts, to the extent that Tenant shall have furnished to Landlord reasonably satisfactory documentation therefor: (a) in the case of a sublease, all rent theretofore actually paid to Landlord by Tenant hereunder for the subleased portion of the Leased Premises during the term of such sublease (determined based on the ratio of the rentable area of the subleased portion of the Leased Premises to the rentable area of the Leased Premises); (b) any reasonable and customary brokerage commissions theretofore actually paid by Tenant on account of such sublease or assignment; (c) any additional rent theretofore actually paid to Landlord in connection with such assignment or sublease; (d) any reasonable advertising costs theretofore actually paid by Tenant in connection such assignment or sublease; (e) any out-of-pocket costs theretofore actually paid by Tenant in providing concessions to the assignee or subtenant in connection with such transaction (such as the cost of any Tenant improvement allowance or other payment provided by Tenant to such assignee or subtenant); (f) any reasonable fees and charges theretofore actually paid by Tenant to attorneys, architects and space planners reasonably necessary to effect such assignment or sublease; and (g) the net unamortized or undepreciated cost of any of Tenant’s property that was paid for by Tenant and that is sold to the assignee or subtenant in connection with such assignment or sublease, determined on the basis of Tenant’s federal income tax returns.

12.7 If this Lease is assigned, whether or not in violation of the provisions of this Lease, Landlord may collect rent from the assignee. If all or any part of the Leased Premises are sublet, whether or not in violation of this Lease, Landlord may, after an event of default by Tenant, collect rent from the subtenant. In either event, Landlord may apply the net amount collected to payment of rent, but no such assignment, subletting, or collection shall be deemed a waiver of any of the provisions of this Article 12, an acceptance of the assignee or subtenant as a Tenant, or a release of Tenant from the performance by Tenant of Tenant’s obligations under this Lease.

ARTICLE XIII

Access to Leased Premises

13.1 Tenant will permit Landlord or Landlord’s agents to inspect or examine the Leased Premises with a representative of Tenant present during regular business hours with at least twenty-four (24) hour prior written notice from Landlord to Tenant and at a time and manner which will not unreasonably interfere with Tenant’s business (or immediately in the case of an emergency) and permit Landlord to make such repairs to the Leased Premises as Landlord may deem necessary for preservation of the Leased Premises or which Tenant after written notice has failed so to make without the same being construed as an eviction of Tenant in whole or in part, and the rent shall not abate while such repairs are being made of and Landlord shall not be liable to Tenant for any loss or interruption of the business of Tenant while such repairs are being made.

13.2 Landlord shall have the right for a period commencing six (6) months prior to the end of the term of this Lease, upon notifying Tenant, to enter upon the Leased Premises with a representative of Tenant present during regular business hours and with reasonable prior notice for the purpose of exhibiting the same to prospective purchasers and for the purpose of showing the Leased Premises.

ARTICLE XIV

Tenant’s Indemnification and Insurance

14.1 Tenant shall indemnify, hold harmless and defend Landlord from and against any and all costs, expenses (including reasonable counsel fees), liabilities, losses, damages, suits, actions, fines, penalties, claims or demands of any kind and asserted by or on behalf of any person or governmental authority, arising out of or in any way connected with, and Landlord shall not be liable to Tenant on account of, (i) any failure by Tenant to perform any of the agreements, terms, covenants or conditions of this Lease required to be performed by Tenant, (ii) any failure by Tenant to comply with any statutes, ordinances, regulations or orders of any governmental authority, or (iii) any accident, death or personal injury, or damage to or loss of theft of property, which shall occur in or about the Leased Premises except as the same may be caused by the gross negligence or willful misconduct of Landlord or Landlord’s employees or agents.

14.2 During the term of this Lease or any renewal thereof, Tenant shall obtain and promptly pay all premiums for commercial general liability insurance against claims for personal injury, death or property damage incurring upon, in or about the Leased Premises, in an amount of not less than $2,000,000.00 combined single limit for bodily injury and property damage, and all such policies and renewals thereof shall name the Landlord as an additional insured. All policies of insurance shall include contractual coverage and shall provide that no material change or cancellation of said policies shall be made without ten (10) days prior written notice to Landlord and Tenant. On or before the Commencement Date, and annually thereafter, Tenant shall provide certificates of insurance evidencing coverages required by this Lease. All the insurance required under this Lease shall be issued by insurance companies authorized to do business in the Commonwealth of Pennsylvania and reasonably acceptable to Landlord.

14.3 Tenant shall indemnify, hold harmless and defend Landlord and its directors, officers, employees, and agents, from and against any and all damages, penalties, fines, losses, liabilities, causes of actions, suits, claims, demands, costs and expenses (including all out-of-pocket litigation costs and the reasonable fees and expenses of counsel and costs and expenses associated with tests, inspections, inquiries, examinations, studies, samples and other information gathering activities), directly or indirectly arising out of or in connection with: (i) the inaccuracy or incompleteness of any representation or warranty provided by Tenant in this Lease; (ii) the existence, use, generation, migration, storage, release, threatened release, or disposal of Hazardous Materials on, at, from or under the Property caused by Tenant and not in compliance with any federal, state or local agency having regulatory authority over environmental matters; (iii) any failure by Tenant to comply with the terms of any order of any federal, state or local agency having regulatory authority over environmental matters or with any applicable laws, regulations, ordinances, administrative orders, and other governmental requirements relating to the protection of human health and the environment; and (iv) any cleanup, containment, damages, fines paid to third parties on account of tort, nuisance or other liability, and all reasonable legal and consultant fees associated therewith. The liability of Tenant shall not include any damages (i) that Tenant can establish were caused by the use, generation, storage, discharge, handling, transportation, release, threatened release, or disposal of Hazardous Materials by Landlord on or at the Leased Premises prior to or after the Commencement Date except to the extent that Tenant has in no way, either directly or indirectly been responsible for such damages, or (ii) caused by the gross negligence or willful misconduct of Landlord, its employees and agents. Tenant’s obligations under this Article shall survive the termination of the Lease.

ARTICLE XV

Landlord’s Liability and Indemnification

15.1 Landlord and Landlord’s agents, servants, and employees shall not be liable for, and Tenant hereby releases and relieves Landlord and Landlord’s agents, servants, and employees from, all liability in connection with any and all loss of life, personal injury, damage to or loss of property, or loss of interruption of business incurring to Tenant and Tenant’s agents, servants, employees, invitees, licensees, visitors, or any other person, firm, corporation or entity, in or about or arising out of the Leased Premises, from (a) any fire, other casualty, accident, occurrence or condition in or upon the Leased Premises of the Building; (b) any defect in or failure of plumbing, sprinkling, electrical, heating or air conditioning systems or equipment; or any other systems and equipment of the Leased Premises or the Building from the drains, pipes, plumbing, sewer or other installation of same, or from any other place or quarter; (c) the breaking or disrepair of any installations and equipment, (d) the falling of any fixture or any wall or ceiling materials; (e) broken glass; (f) the exercise of any rights by Landlord under the terms and conditions of this Lease (g) any acts or omissions of the other tenants or occupants of the Building or of nearby buildings; (h) any acts or omissions of other persons; and (i) theft, Act of God, public enemy, injunction, riot, strike, insurrection, war, court, order, or any order of any governmental authorities having jurisdiction over the Leased Premises; except caused by the gross negligence or willful misconduct of Landlord, its agents, servants and employees, or by Landlord’s, its agents’, servants’ and employees’ violation of the provisions of this Lease.

ARTICLE XVI

Compliance with Insurance Requirements

16.1 Tenant agrees that Tenant will not do or suffer to be done, any act, matter or thing, objectionable to the fire insurance companies whereby the fire insurance or any other insurance now in force or hereafter to be placed on the Leased Premises or any part thereof, or on the Building of which the Leased Premises may be a part, shall become void or suspended, or whereby the same shall be rated as a more hazardous risk than at the date when Tenant receives possession hereunder. In case of a breach of this covenant, in addition to all other remedies of Landlord hereunder, Tenant agrees to pay to Landlord as additional rent, any and all increases in premiums on insurance carried by Landlord on the Leased Premises or any part thereof, or on the Building of which the Leased Premises may be a part, caused in any way by the occupancy of Tenant.

ARTICLE XVII

Fire or Other Casualty

17.1 If the Leased Premises are damaged by fire, tornado or other casualty, Tenant shall give immediate notice thereof to Landlord. Within thirty (30) days of the happening of the damage, Landlord shall notify Tenant of the estimated time to repair the damage. If the Leased Premises cannot or will not be repaired within ninety (90) days from the date of casualty, Landlord and Tenant each shall have the option to terminate this Lease upon thirty (30) days notice to the other; provided that Landlord may complete the repairs during such thirty (30)-day period and in that event, this Lease shall remain in full force and effect. Rent shall abate proportionately from the date of casualty during the period of total or partial untenantability. Tenant acknowledges notice (i) that Landlord shall not obtain insurance of any kind on Tenant’s furniture or furnishings, equipment, fixtures, alterations, improvements and additions, (ii) that it is Tenant’s obligation to obtain such insurance at Tenant’s cost and expense, and (iii) that Landlord shall not be obligated to repair any damage thereto or replace the same, except to the extent caused by the gross negligence or willful misconduct of Landlord, its employees and agents.

ARTICLE XVIII

Subordination

18.1 This Lease shall be subject and subordinate to the lien of any mortgage, or renewals, modifications, consolidations, replacements or extensions thereof, which now or hereafter may affect the Leased Premises. Tenant shall, at Landlord’s request, execute such arrangements and other instruments as any mortgagee of the Leased Premises shall reasonably deem necessary or desirable to subordinate this Lease to the lien of any present or future mortgage, mortgages or construction loans against the Leased Premises. Notwithstanding the foregoing, the holder of any such mortgage shall recognize and preserve this Lease in the event of any foreclosure sale or possessory action, and this Lease shall continue in full force and effect and Tenant shall attorn to such party and shall execute, acknowledge and deliver any instrument that has for its purpose and effect confirmation of attornment within twenty (20) days of request therefor. The subordination of this Lease shall be subject to any current or future mortgage holder(s) agreement not to disturb Tenant’s occupancy, so long as Tenant is not then in default of this Lease. Tenant specifically approves and, upon Landlord’s request, agrees to execute a subordination and attornment agreement substantially in the form attached hereto as Exhibit “C”. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, ANY SUBORDINATION SHALL IN NO CASE CREATE A CONTRACT BETWEEN TENANT (TENANT) AND ANY OTHER PARTY, NOR SHALL IT MODIFY THE TERMS OF THE LEASE IN ANY WAY. IN THE EVENT OF ANY CONFLICT BETWEEN THE STATEMENTS CONTAINED IN A SUBORDINATION AND ATTORNMENT AGREEMENT AND THE TERMS OF THE LEASE, THE LEASE SHALL PREVAIL.

ARTICLE XIX

Condemnation

19.1 If the whole or any part of the Leased Premises or the Building (exclusive of any parking areas) shall be condemned or taken either permanently or temporarily for any public or quasi-public use or purpose, under any statute or by right of eminent domain, or by purchase in lieu thereof, then in that event the term of this Lease shall cease and terminate from the date when possession is taken thereunder pursuant to such proceeding or purchase. The rent shall be adjusted as of the time of such termination or any rent paid for a period thereafter shall be refunded.

19.2 In the event of any such taking of the Leased Premises or the Building, Landlord shall be entitled to receive the entire award in any such proceeding and Tenant hereby assigns any and all right, title and interest of Tenant now or hereafter arising in or to any such award or any part thereof and hereby waives all rights against Landlord and the condemning authority, except that Tenant shall have the right to claim and provide in any such proceeding and to receive any award which may be made to Tenant, if any, specifically for damages for loss of goodwill, movable trade fixtures, equipment and search and relocation expenses.

ARTICLE XX

Disturbance

20.1 If Landlord secures any indebtedness by a mortgage against the Leased Premises superior to this Lease, Landlord will obtain a written non-disturbance agreement acceptable to Tenant in recordable form providing that so long as Tenant performs all of the terms, covenants and conditions of this Lease and agrees to attorn to the mortgagee, purchaser at foreclosure sale, prime Landlord or fee owner, Tenant’s rights under this Lease shall not be disturbed and shall remain in full force and effect for the term and any renewal thereof, and Tenant shall not be named or joined by the holder of any mortgage or deed of trust in any action or proceeding to foreclose thereunder.

20.2 Notwithstanding anything to the contrary contained herein, upon paying the rent herein stipulated and performing all and singular the covenants and conditions of this Lease on its part to be performed, Tenant shall and may peaceably and quietly have, hold and enjoy the Leased Premises for the full-term hereby granted, free from molestation, eviction or disturbance by Landlord or by any other person or persons claiming by or through Landlord, and Landlord hereby represents that it has free right to make this Lease for the full term hereby granted, including any renewal thereof.

20.3 Landlord hereby expressly waives all rights to any so-called “landlord’s lien” or any similar statutory lien, granting Landlord a lien for the performance of any obligations of Tenant hereunder, on any movable trade fixtures, goods, wares, merchandise or other personal property of Tenant, and, at the request of Tenant, Landlord shall promptly confirm such waiver by a writing in form and substance reasonably satisfactory to Tenant.

ARTICLE XXI

Estoppel Certificates

21.1 Tenant shall, at any time and from time to time, upon twenty (20) days written request by Landlord, execute, acknowledge and deliver to Landlord a statement in writing duly executed by Tenant (i) certifying that this Lease is in full force and effect without modification or amendment (or, if there have been any modifications or amendments, that this Lease is in full force and effect as modified and amended and setting forth in full all modifications and amendments), (ii) certifying the dates to which base rent and additional rent have been paid, (iii) certifying the Commencement Date and the Termination Date, and (iv) either certifying that to the knowledge of Tenant no default exists under this Lease or specifying each such default; it being the intention and agreement of Landlord and Tenant that any such statement by Tenant may be relied upon by a prospective purchaser or a prospective mortgagee of the Building, or current mortgagee of the Building, or by others, in any matter affecting the Leased Premises.

ARTICLE XXII

Default

22.1 The occurrence of any of the following shall constitute a material default and breach of this Lease by Tenant:

(a) Failure of Tenant to take possession of the Leased Premises within thirty (30) days following the Commencement Date.

(b) A failure by Tenant to pay, when due, any installment of rent hereunder or any such other sum herein required to be paid by Tenant within ten (10) days of the due date;

(c) The vacation or abandonment of the Leased Premises by Tenant;

(d) The assignment or subletting of the Leased Premises by Tenant without the consent of the Landlord, except as provided in Article 12 thereof

(e) A failure by Tenant to observe and perform any other material provisions or covenant of this Lease to be observed or performed by Tenant, where such failure continues for thirty (30) days after written notice thereof from Landlord to Tenant provided, however, that if the nature of the default is such that the same cannot reasonably be cured within such thirty (30)-day period, Tenant shall not be deemed to be in default if Tenant shall within such period commence such cure and thereafter diligently prosecute the same to completion; or

(f) The filing of a petition by or against Tenant for adjudication as a bankrupt or insolvent or reorganization or for the appointment pursuant to any local, state or federal bankruptcy or insolvency law of a receiver or trustee of Tenant’s property; or an assignment by Tenant for the benefit of creditors; or the taking possession of the property of Tenant by any local, state or federal governmental officer or agency or court-appointed official for the dissolution or liquidation of Tenant or for the operating, either temporary or permanently, of Tenant’s business, provided, however, that if any such action is commenced against Tenant the same shall not constitute a default if Tenant causes the same to be dismissed within sixty (60) days after the filing of same.

ARTICLE XXIII

Remedies

23.1 Upon the occurrence of any event of default set forth above:

(a) Landlord may remedy by performance for the account of Tenant any such default of Tenant and immediately recover as additional rent any expenditures made and the amount of any obligations incurred in connection therewith, plus a fifteen (15%) percent service charge.

(b) Landlord may accelerate all rent and additional rent due for the balance of the term of this Lease and declare the same to be immediately due and payable. In determining the amount of any future payments due Landlord due to increases in operating costs and real estate taxes, Landlord may make such determination based upon the amount of increases in operating costs and real estate taxes previously incurred.

(c) Landlord, at Landlord’s option, may serve notice upon Tenant that this Lease and the then unexpired term hereof shall cease and expire and become absolutely void on the date specified in such notice, without any right on the part of the Tenant to save the forfeiture by payment of any sum due or by the performance of any term, provision, covenant, agreement or condition broken; and thereupon this Lease and the term hereof granted as well as the right, title and interest of Tenant hereunder, shall wholly cease and expire and become void in the same manner and with the same force and effect (except as to Tenant’s liability) as if the date fixed in such notice were the date herein granted for expiration of the term of this Lease. Thereupon, Tenant shall immediately quit and surrender to Landlord the Leased Premises, and Landlord may enter into and repossess the Leased Premises by summary proceedings, detainer, ejectment or otherwise and remove all occupants thereof and, at Landlord’s option, any property thereon without being liable for indictment, prosecution, or damages therefor. No such expiration or termination of this Lease shall relieve Tenant of Tenant’s liability and obligations under this Lease, whether or not the Leased Premises shall be relet, provided that any sums collected by Landlord from any reletting shall be credited against the balance of rent and other sums due hereunder. Notwithstanding the foregoing, Tenant shall, at a minimum, be obligated to pay the sums established in Section 2.4 hereof as liquidated damages (it being agreed that damages are difficult to ascertain) and not as a penalty.

(d) Landlord may, at any time after the occurrence of any event of default, re-enter and repossess the Leased Premises and any part thereof and attempt in Landlord’s own name, regardless of whether or not this Lease has been terminated, to relet all or any part of such Leased Premises for and upon such terms and to such persons, firms or corporations and for such period or periods as Landlord, in Landlord’s sole discretion, shall determine, including the term beyond the termination of this Lease; and Landlord shall not be required to accept any tenant offered by Tenant or observe any instruction given by Tenant about such reletting or do any act or exercise any care or diligence with respect to such reletting. For the purposes of such reletting,

Landlord may decorate or make repairs, changes, alterations or additions in or to the Leased Premises to the extent deemed by Landlord reasonably necessary; and the cost of such decoration, repairs, changes, alterations or additions shall be charged to and be payable by Tenant as additional rent hereunder, as well as any reasonable brokerage and legal fees expended by Landlord; and any sums collected by Landlord from any new tenant obtained on account of Tenant shall be credited against the balance of the rent due hereunder as aforesaid. Tenant shall pay to Landlord monthly, on the days when the rent would have been payable under this Lease, the amount due hereunder less the amount obtained by Landlord from such new Tenant.

(e) Landlord shall have the right of injunction, in the event of a breach by Tenant of any of the agreements, conditions, covenants or terms hereof, to restrain the same and the right to invoke any remedy allowed by law or in equity, whether or not other remedies, indemnity or reimbursements are herein provided.

(f) Landlord reserves all rights and remedies available under law or equity in the case of a default by Tenant hereunder, and the enumeration of certain rights and remedies in this Lease shall not be interpreted to limit or affect Landlord’s exercise of any other rights or remedies.

(g) In the event of a default by Landlord, Tenant may take such action or invoke such remedies as are allowed by law except that before taking any action, Tenant shall give to Landlord thirty (30) days written notice (except in the case of an emergency which either threatens Tenant’s property or the life or well-being of any individual), during which time Landlord may cure such default.

(h) IN THE EVENT OF ANY DEFAULT BY TENANT AS SET FORTH HEREIN, AND FOLLOWING TEN (10) DAYS PRIOR WRITTEN NOTICE FROM LANDLORD TO TENANT, TENANT DOES HEREBY EMPOWER ANY ATTORNEY OF ANY COURT OF RECORD WITHIN THE UNITED STATES OR ELSEWHERE TO APPEAR FOR TENANT AND, WITH OR WITHOUT DECLARATION FILED, CONFESS JUDGMENT OR A SERIES OF JUDGMENTS AGAINST TENANT AND IN FAVOR OF LANDLORD OR ITS ASSIGNS, AS OF ANY TERM FOR THE SUM DUE BY REASON OF SAID DEFAULT INCLUDING UNPAID RENT FOR THE BALANCE OF THE TERM AND/OR FOR THE SUM DUE BY REASON OF ANY BREACH OF COVENANT OR AGREEMENT BY TENANT HEREIN WITH COSTS OF SUIT AND ATTORNEYS’ COMMISSION OF TWENTY (20%) PERCENT FOR COLLECTION AND FORTHWITH ISSUE WRIT OR WRITS OF EXECUTION THEREON WITH RELEASE OF ALL ERRORS; INQUISITION AND EXTENSION UPON ANY LEVY ON REAL ESTATE IS HEREBY EXPRESSLY WAIVED, AND CONDEMNATION AGREED TO; AND ANY EXEMPTION OF ANY AND ALL PROPERTY FROM LEVY AND SALE BY VIRTUE OF ANY EXEMPTION LAW NOW IN FORCE OR WHICH MAY BE HEREAFTER PASSED IS ALSO EXPRESSLY WAIVED BY TENANT; AND THE TENANT FURTHER AUTHORIZES AND EMPOWERS ANY SUCH ATTORNEY, EITHER IN THE EVENT OF ANY DEFAULT BY TENANT AS SET FORTH HEREIN, AND FOLLOWING TEN (10) DAYS PRIOR WRITTEN NOTICE FROM LANDLORD TO TENANT, IN ADDITION TO OR WITHOUT SUCH JUDGMENT FOR THE AMOUNT DUE ACCORDING TO THE TERMS OF THIS LEASE, TO APPEAR FOR SAID TENANT AND CONFESS JUDGMENT

FORTHWITH AGAINST TENANT AND IN FAVOR OF LANDLORD, IN AN AMICABLE ACTION OF EJECTMENT FOR THE DEMISED LEASED PREMISES, WITH ALL THE CONDITIONS, FEES, RELEASES, WAIVERS OF STAY OF EXECUTION AND WAIVER OF EXEMPTION TO ACCOMPANY SAID CONFESSION OF JUDGMENT IN EJECTMENT AS ARE SET FORTH HEREIN FOR CONFESSION OF JUDGMENT FOR SAID SUM OR SUMS DUE AND AUTHORIZES THE ENTRY OF SUCH ACTION, CONFESSION OR JUDGMENT THEREIN, AND THE IMMEDIATE ISSUING OF A WRIT OF POSSESSION FOR THE AMOUNT OF SUCH JUDGMENT AND COSTS, WITHOUT LEAVE OF COURT.

THE RIGHT TO CONFESS JUDGMENTS FOR RENT HEREINBEFORE GIVEN AND THE RIGHT TO CONFESS JUDGMENT IN EJECTMENT AND FOR RENT MAY BE EXERCISED CONCURRENTLY AND THE POWER OF ATTORNEY TO CONFESS JUDGMENT SHALL NOT BE EXHAUSTED BY SINGLE CONFESSION IN EACH CASE, BUT SHALL BE EXERCISED SINGLY OR TOGETHER FROM TIME TO TIME AND AS OFTEN AS MAY BE NECESSARY TO PROTECT THE RIGHTS OF THE LANDLORD AND SHALL SURVIVE ANY EXPIRATION OR TERMINATION OF THIS LEASE.

ARTICLE XXIV

Cumulative Remedies

24.1 To the extent permitted by law, the rights and remedies given to Landlord or Tenant in this Lease are distinct, separate and cumulative remedies; and no one of them, whether or not exercised by Landlord, shall be deemed to be in exclusion of any of the others.

ARTICLE XXV

Waiver

25.1 The failure or delay on the part of Landlord or Tenant to enforce or exercise to any time any of the provisions, rights or remedies in the Lease shall in no way be construed to be a waiver thereof, nor in any way to affect the validity of this Lease or any part thereof, or the right of the Landlord or Tenant to thereafter enforce each and every provision, right or remedy. No waiver of any breach of this Lease shall be held to be a waiver of any other or subsequent breach. The receipt by Landlord of rent at a time when the rent is in default under this Lease shall not be construed as a waiver of such default. The receipt by Landlord of a lesser amount other than the rent due shall not be construed to be other than a payment on account of the rent then due, nor shall any statement in Tenant’s check or any letter accompanying Tenant’s check be deemed an accord and satisfaction and Landlord may accept such payment without prejudice to Landlord’s right to recover the balance of the rent due to pursue any other remedies provided in this Lease. No act or thing done by Landlord or Landlord’s agents or employees during the term of this Lease shall be deemed an acceptance of a surrender of the Leased Premises, and no agreement to accept such a surrender shall be valid unless in writing and signed by Landlord.

ARTICLE XXVI

Right To Change Public Spaces

[Intentionally Omitted]

ARTICLE XXVII

Relocation Of Tenant

[Intentionally Omitted]

ARTICLE XXVIII

Surrender

28.1 The Lease shall terminate and Tenant shall deliver up and surrender possession of the Leased Premises on the last day of the term hereof, and Tenant waives the right to any notice of termination or notice to quit and Tenant hereby waives all right to any such notice as may be provided under any laws now or hereafter in effect in Pennsylvania, including but not limited to the Landlord and Tenant Act of 1951, as amended. Tenant covenants that upon the expiration or sooner termination of this Lease Tenant shall deliver up and surrender possession of the Leased Premises in the same condition in which Tenant has agreed to keep the same during the continuance of this Lease and in accordance with the terms hereof, ordinary wear and tear excepted.

ARTICLE XXIX

Compliance With Laws

29.1 Landlord represents and agrees that, as of the date Landlord delivers possession of the Leased Premises to Tenant, the Leased Premises, including but not limited to structural, mechanical and electrical systems and components, will meet or exceed code as required by governmental authority and shall comply with all laws, statutes, regulations and ordinances of any governmental authority.

29.2 Tenant shall comply with all governmental laws, ordinances and regulations applicable to the furnishing of Tenant’s alterations and to Tenant’s occupancy and use of the Leased Premises, provided, however, that such compliance shall not require Tenant to make structural changes or repairs which are the responsibility of Landlord pursuant to this Lease.

29.3 Landlord shall be responsible for compliance with Title III of the Americans with Disabilities Act (the “ADA”) with respect to the construction of the Building and the Leased Premises, Landlord’s Work and initial buildout work, and with respect to any amendments to the ADA. With respect to any alterations performed by Tenant, Tenant shall be responsible for compliance with the ADA.

29.4 Tenant shall not (either with or without negligence) cause or permit the escape, disposal or release of any Hazardous Materials or substances on, in or under the Leased Premises, the Building or other real property of Landlord, or any other real property adjacent thereto or in the vicinity thereof (collectively the “Property”) so as to threaten contamination of the Property. Tenant shall not allow the storage, use or disposal of such substances in any manner not allowed by law or by the applicable prevailing standards for such storage, use or disposal of such substances. Tenant shall not cause or permit any Hazardous Materials or substances to be brought into the Property except in the ordinary course of Tenant’s business in the Leased Premises. As to any such substance, Tenant shall obtain, maintain and retain labels, product literature, warnings and other notices which shall be adequate to identify such substance and to comply with all applicable record-keeping requirements relating to such substance.

29.5 Tenant shall immediately notify Landlord, in writing, in the event of any release of Hazardous Materials or substances in violation of any of the preceding provisions of this Article. Tenant shall provide immediate access to the Leased Premises, shall cooperate fully with any examinations or testing and shall otherwise cooperate fully with Landlord and others in determining the nature and extent of environmental contamination on the Property. Tenant shall clean up and otherwise remediate all such spills, releases, and other discharges, in a manner which shall comply with all applicable environmental laws. Tenant shall be responsible to pay all costs and expenses required to effect he foregoing matters.

29.6 Except to the extent solely caused by the gross negligence or willful misconduct of Landlord, its employees and agents, Tenant shall indemnify, defend and hold Landlord, and Landlord’s employees, agents and assigns, harmless from any costs, expenses, loss, penalties, fines, claims, actions and liabilities whatsoever which may be incurred by reason of Tenant’s non-compliance with any of the covenants and provisions of this Article, including without limitation (a) the cost of bringing the Property into legal compliance, (b) the cost of all appropriate examinations and tests to determine or confirm the condition of the Property, provided such examinations and tests reveal that Tenant is not in compliance, and (c) reasonable fees and expenses of attorneys, engineers and consultants incurred by the indemnities with respect to the foregoing matters. Any amount paid by Landlord in such connection, and not reimbursed by Tenant in accordance with this covenant of indemnity, shall constitute and be collectible as additional rent.

29.7 The covenants contained in this Article or otherwise, if specified, shall survive the termination of this Lease as to any claim made by Landlord within six months following the termination of this Lease, and shall continue for so long as Landlord and Landlord’s successors and assigns, may be subject to any cost, expense, loss, claim, action, liability or other matter for which Tenant has agreed to provide indemnity hereunder.

ARTICLE XXX

Notice

30.1 Wherever in this Lease it shall be required or permitted that notice or demand be given or served by either party to this Lease to or on the other party, such notice or demand shall be deemed to have been duly given or served if in writing and either personally served or forwarded by Federal Express or comparable delivery service or by registered or certified mail, charges prepaid, and addressed as follows:

To Landlord:	2516 Jane Street Associates LLC
c/o Baker Young Corporation
One Bigelow Square, Suite 629
Pittsburgh, PA 15219

Copies To: c/o Ross Bianco Architects
2516 Jane Street
Pittsburgh, PA 15203

—and—

W. Grant Scott, Esquire
Meyer, Unkovic & Scott LLP
1300 Oliver Building
Pittsburgh, PA 15222

To Tenant at:	Precision Therapeutics, Inc.
2516 Jane Street
Pittsburgh, PA 15203

Copy To:	Lu Ann Datesh, Esquire
Buchanan Ingersoll Professional Corporation
20th Floor, One Oxford Centre
301 Grant Street
Pittsburgh, PA 15219

30.2 Each such mailed notice shall be deemed to have been given to or served upon the party to which addressed one day following the date the same is deposited with the express service or posted service, properly addressed in the manner above provided. Either party hereto may change the address to which such notices shall be delivered or mailed by giving written notice of such change to the other party hereto, as herein provided.

ARTICLE XXXI

Brokers

31.1 Each party represents and warrants to the other that only Baker Young Corporation acted as broker or agent in connection with the finding and negotiation of this Lease. Landlord shall be responsible for payment of commissions or fees due such broker in accordance with the terms of Landlord’s written listing agreement with such agent. Each party agrees to indemnify and hold harmless the other from and against any claims, suits, liabilities and expenses incurred by or assessed by reason of any undisclosed brokerage or agency arrangement.

ARTICLE XXXII

Force Majeure

32.1 Neither party shall be required to perform any term, condition or covenant of this Lease as long as such performance is delayed or prevented by force majeure, which shall mean Acts of God, strikes, lockouts, material or labor restrictions imposed by government authority, civil riot, floods and other causes not reasonably within the control of such party and which, by the exercise of due diligence, such party is unable, wholly or in part, to prevent or overcome; provided, however, that such party shall be required to commence and thereafter diligently prosecute performance of completion to the extent reasonably permitted under the circumstances. Notwithstanding anything herein to the contrary, the foregoing shall not excuse either party from the payment of any monies due pursuant to the terms of this Lease.

ARTICLE XXXIII

Transfer Of Landlord’s Interest

33.1 Landlord’s obligations hereunder shall be binding upon Landlord only for the period of time that Landlord is in ownership of the Building; and, upon termination of that ownership, Tenant, except as to any obligations which have then matured or relate to an event occurring prior to the transfer, any breach occurring prior to the transfer, or any tort or fraud committed prior to the transfer, shall look solely to Landlord’s successor in interest in the Building for the satisfaction of each and every obligation of Landlord hereunder, provided that such successor-in-interest agrees in writing to be bound by the terms and conditions of this Lease and assumes all obligations of Landlord hereunder. Tenant agrees to attorn to any transferee of Landlord.

ARTICLE XXXIV

Successors

34.1 The respective rights and obligations provided in this Lease shall bind and shall insure to the benefit of the parties hereto and their respective successors and assigns, provided, however, that no rights shall insure to the benefit of any successors of Tenant whenever, by the express terms of this Lease, Landlord’s written consent for the transfer of such successor is required under Article 12 hereof, unless Landlord shall have granted such consent.

ARTICLE XXXV

Governing Law

35.1 This lease shall be construed, governed and enforced in accordance with the laws of the Commonwealth of Pennsylvania.

ARTICLE XXXVI

Separability

36.1 If any provisions of this Lease shall be held or be invalid, void or unenforceable, the remaining provisions hereof shall in no way be affected or impaired and such remaining provisions shall remain in full force and effect.

ARTICLE XXXVII

Captions

37.1 Any headings preceding the text of the several paragraphs and subparagraphs hereof are inserted solely for convenience of reference and shall not constitute a part of this Lease, nor shall they affect its meaning, construction or effect.

ARTICLE XXXVIII

Gender

38.1 As used in this Lease, the word “person” shall mean and include, where appropriate, any individual, corporation, partnership or other entity; the plural shall be substituted for the singular, and the singular for the plural, where appropriate; and words of any gender shall mean to include any other gender.

ARTICLE XXXIX

Execution

39.1 This Lease shall become effective when it has been signed by a duly authorized officer or representative of each of the parties and delivered to the other party.

ARTICLE XL

Exhibits And Riders

40.1 Attached to this Lease and made part hereof, and initiated on behalf of both parties simultaneously with the execution of this Lease, are the following exhibits:

Exhibit “A”	-	Diagram of Leased Premises
Exhibit “B”	-	Building Standards and Tenant Standards
Exhibit “C”	-	Approved form of Subordination, Attornment and Nondisturbance Agreement
Exhibit “D”	-	Parking Rider, including drawings P-1 and P-2
Exhibit “E”	-	Rules and Regulations

ARTICLE XLI

Entire Agreement

41.1 This Lease, including the Exhibits and Rider hereto, contains all the agreements, conditions, understandings, representations and warranties made between the parties hereto with respect to the subject matter hereof, and may not be modified orally or in any manner other than by an agreement in writing signed by both parties hereto or their respective successors in interest.

ARTICLE XLII

Corporate Tenant

42.1 If Tenant is a corporation, each individual executing this Lease on behalf of such corporation represents and warrants that he is duly authorized to execute and deliver this Lease on behalf of such corporation in accordance with the duly adopted resolution of the Board of Directors of such corporation or in accordance with the By-Laws of such corporation, and that this Lease is binding upon such corporation in accordance with its terms.

ARTICLE XLIII

Letter Of Credit

43.1 Tenant shall, on execution of this Lease, deliver to Landlord and cause to be in effect as hereinafter set forth, an unconditional, irrevocable letter of credit (“LC”) in the total amount of Three Hundred Ninety-Three Thousand Four Hundred and No/100 ($393,400.00) or as agreed upon after Tenant planning is complete (“LC Amount”). The LC shall be in form and content reasonably satisfactory to Landlord and be issued by a LC Bank selected by Tenant and acceptable to Landlord. Tenant shall pay all expenses, points, or fees incurred by Tenant in obtaining the LC.

43.2 Landlord shall hold the LC as security for the performance of Tenant’s obligations under this Lease. If Tenant defaults on any provision of this Lease, Landlord may, after notice and a reasonable opportunity to cure, without prejudice to any other remedy it has, draw on that portion of the LC necessary to:

(i)	Pay any rent or other sum in default;

(ii)	Pay or reimburse Landlord for any amount that Landlord may reasonably spend or become obligated to spend in exercising Landlord’s rights under this Lease; or

(iii)	Compensate Landlord for any reasonable expense, loss, or damage that Landlord actually suffers because of Tenant’s default.

43.3 Any amount of the LC that is drawn on by Landlord but not applied by Landlord shall be held by Landlord and applied by Landlord for the purposes described herein.

43.4 Tenant may not assign, mortgage, or encumber the LC, in compliance with this Article XLIII, without first obtaining the written consent of Landlord. Any attempt to do so shall be void and shall not be binding on Landlord.

43.5 If Landlord draws on any portion of the LC, Tenant shall, within five (5) days after demand by Landlord, either (i) deposit cash with Landlord in an amount that, when added to the amount remaining under the LC, shall equal the LC Amount then required under this Lease; or (ii) deliver written documentation executed by the LC Bank confirming that the LC has been reinstated to the LC Amount then required under this Lease.

43.6 So long as Tenant is not in default hereunder, commencing on the sixth (6th) month of the term of this Lease and continuing every six (6) months thereafter until the LC is completely drawn down, the LC Amount shall be reduced by the sum of $65,566.67 or as agreed upon after Tenant planning is complete until the LC is completely drawn down. If Tenant shall be in default beyond any applicable grace period during the period in which the LC Amount is being reduced, the reduction shall be postponed until Tenant cures such default and shall thereafter be reduced on a biannual basis as above provided.

ARTICLE XLIV

Security Deposit

44.1 One month prior to the LC being completely drawn down, Tenant shall either (i) post an LC in the amount of one month’s rent in the same fashion as established in Article XLIII, or (ii) deposit with Landlord a cash security deposit of one month’s rent. The security deposit shall be held by Landlord as security for the full and faithful performance by Tenant of all of the terms, covenants and provisions of this Lease during the term hereof. In no event shall Landlord be obligated to pay, or Tenant be entitled to receive, any interest or other earnings on the security deposit.

In the event Tenant fails to keep and perform any of the terms, covenants or provisions of this Lease, then Landlord, at Landlord’s option, may appropriate and apply the security deposit, or so much thereof as may be necessary to pay any rent or other sums due hereunder for which Tenant shall be in default of payment. Tenant, upon notice from Landlord, immediately shall remit to Landlord an amount sufficient to restore this security deposit to the amount required to be maintained in accordance with this Article. Upon Tenant’s full and complete performance and compliance with all of the terms, covenants and provisions of this Lease during the lease term, upon the expiration of the term and Tenant’s proper surrender of the Leased Premises, the security deposit shall be returned to Tenant.

In the event of a sale of the Building, Landlord may deliver the security deposit to the purchaser, and upon such delivery, Landlord shall be discharged from any further liability with respect to the security deposit.

ARTICLE XLV

Right of First Offer to Lease Additional Space

45.1 During the initial term of this Lease or any renewal period, Landlord shall, before offering any space in the Building for rent to third parties or other tenants in the Building, first offer the same to Tenant for lease upon the same terms and conditions as are set forth in the Lease with respect to the Leased Premises.

Tenant shall have the right within ten (10) days of the date of such notice to accept or reject said offer which acceptance or rejection shall be in writing. If Tenant timely exercises the offer, then Tenant shall have the right to lease the additional space in compliance with the terms and conditions of this Lease. Tenant’s improvement allowance for any additional space shall be $20.00 per usable square foot. If Tenant rejects the offer or does not accept the offer within said ten (10) day period, Landlord may offer the subject space for rent to third parties.

ARTICLE XLVI

Right of First Offer to Purchase

46.1 Landlord hereby grants to Tenant, subject to the terms and conditions of this Article, a right of first offer to purchase the Building, in the event that Landlord decides to sell the Building during the term or renewal period.

46.2 The Right of First Offer to Purchase shall commence on the date that Landlord sends notification to Tenant of its intention to sell the Building and, unless Tenant exercises the Right of First Offer to Purchase, such right shall automatically and forever expire thirty (30) days after Landlord sends notification to Tenant of its intention to sell the Building (the “Purchase Offer Period”).

46.3 If at any time during the term of this Lease or any renewal period Landlord shall desire to sell the Building, Landlord shall first offer the Building to Tenant (the “Right of First Offer to Purchase”) as follows:

(a) Landlord shall give Tenant a written notice specifying the proposed purchase price, terms of payment of the purchase price, financing contingencies, if any, closing date, security deposit, condition of the Building, and any other terms Landlord desires to include in the notice to Tenant (the “Basic Sale Terms”); and

(b) Tenant shall then have the right to either (i) purchase the Building for the Basic Sales Terms by notifying Landlord in writing of the exercise of the Right of First Offer to Purchase within the Purchase Offer Period or (ii) negotiate the Basic Sales Terms with Landlord; provided, however, such negotiation and Tenant’s notification to Landlord of Tenant’s election to exercise the Right of First Offer to Purchase based upon the mutually agreed upon negotiated terms must occur within the Purchase Offer Period.

46.4 If Tenant timely exercises the Right of First Offer to Purchase, then Tenant shall be obligated to purchase the Building in strict compliance with the Basic Sales Terms or such other terms as mutually agreed upon by Landlord and Tenant.

46.5 If Tenant rejects the Right of First Offer to Purchase or fails to notify Landlord of its election to exercise the Right of First Offer to Purchase within the Purchase Offer Period, then Landlord shall be free to sell the Building (subject to this Lease) to any third-party person or entity upon any terms and conditions without further obligation to Tenant and this Right of First Offer to Purchase shall automatically terminate.

ARTICLE XLVII

Tenant’s Understanding

47.1 TENANT ACKNOWLEDGES THAT TENANT UNDERSTANDS THE CONFESSION OF JUDGMENTS AUTHORIZED IN ARTICLE 23 OF THIS LEASE; THAT THIS TRANSACTION IS COMMERCIAL IN NATURE; AND THAT TENANT WAIVES ANY RIGHT TO A HEARING OR TRIAL IN COURT WHICH WOULD OTHERWISE BE REQUIRED BY LAW AS A CONDITION PRECEDENT TO LANDLORD’S OBTAINING THE JUDGMENTS AUTHORIZED IN ARTICLE 23.

IN WITNESS WHEREOF, the parties hereto have duly executed this Lease and have initialed the Exhibits and the Rider hereto, in counterparts the day and year first above written.

LANDLORD:
WITNESS:	2516 JANE STREET ASSOCIATES, LLC

/s/ Illegible	By:	/s/ Ross A. Bianco

TENANT:
WITNESS:	PRECISION THERAPEUTICS, INC.

/s/ Illegible	By:	/s/ Stephen Grimshaw

AMENDMENT OF LEASE

THIS AGREEMENT is hereby entered into this 11 day of July, 2001, by and between 2516 JANE STREET ASSOCIATES, LLC (the “Landlord”), and PRECISION THERAPEUTICS, INC. (the “Tenant”).

W I T N E S S E T H :

WHEREAS, on or about March 28, 2001, the Landlord and Tenant entered into a Lease (the “Lease”) with respect to the premises known as the 25/16 e.Industrielle’ Building, consisting of 15,834 square feet (the “Leased Premises”) of rental space; and

WHEREAS, Tenant desires to lease additional Premises under the Lease; and

NOW, THEREFORE, in consideration of the foregoing recitals, and for other good and valuable consideration, the receipt and sufficiency of which hereby is acknowledged, the parties hereto agree as follows:

1.	The original Premises are to be expanded by 5,471 RSF on the first and second floors as shown on Exhibit “A.” (“New Premises Drawing”.)

2.	The Term for the Total Premises will run co-currently with the Lease, commencing on October 1, 2001 and terminating September 30, 2011. Every attempt will be made to complete the additional lab space by the commencement date. If the additional lab space is not completed by the commencement date then occupancy and rent for the additional space will start November 1, 2001 and terminate on September 30, 2011.

3. A.	Part A is the original amount of leased space of 15,834 RSF. After tenant planning, programming and the development of construction drawings the original leased space has been reconfigured. There is 13,889 usable square feet based on the reconfiguration. The Landlord is providing an allowance for Tenant Improvements for the total usable square feet of space in Part A of $277,780 ($20 per usable square foot X 13,889 usable square feet = $277,780).

1.	If the Tenant elects to include additional Tenant Improvements for Part A only, in the amount of $314,720, then the Tenant shall be charged, as additional rent, according to the terms outlined in the base Lease document, paragraph 4.1. These additional Tenant Improvements must be performed during the original construction period.

2.	The base rental rate for Part A of the Premises will be as follows (not including additional Tenant Improvement monies as described in paragraph 4.1.) for 15,834 RSF:

SCHEDULE A

Lease Years	$/RSF	Monthly Payment	Base Annual Rent
1 – 3	$18.48	$24,384.36	$292,612.32
4 – 7	$19.48	$25,703.86	$308,446.32
8 – 10	$20.48	$27,023.36	$324,280.32
* 11 – 15	$21.48	$28,342.86	$340,114.32
* 16 – 20	$21.98	$29,002.61	$348,031.32

*	Option Years – if exercised.

B.	Part B is the area required for expansion consisting of 5,471 RSF on the first and second floors. Tenant Improvements for the total usable space in Part B is 4,799 square feet, whereas the Landlord provides an allowance for Tenant Improvements for Part B of $95,980 ($20 per usable square foot X 4,799 square feet = $95,980).

1.	The rental rate for Part B of the Premises will be as follows for 5,471 RSF:

SCHEDULE B

Lease Years	$/RSF	Monthly Payment	Base Annual Rent
1 – 3	$18.48	$8,425.34	$101,104.08
4 – 7	$19.48	$8,881.26	$106,575.08
8 – 10	$20.48	$9,337.17	$112,046.08
* 11 – 15	$21.48	$9,793.09	$117,517.08
* 16 –20	$21.98	$10,021.05	$120,252.58

*	Option Years – if exercised.

4.	Based upon the Tenant leasing 21,305 RSF (base leased space of 15,834 RSF plus the expanded space of 5,471 RSF = 21,305 RSF), plus utilizing the additional Tenant Improvements of $314,720 on the base leased space of 15,834 RSF, the following Total Rent Schedule is developed.

TOTAL RENT SCHEDULE

Lease Years	Base Lease Amount/Month	Expanded Lease Amount/Month	Additional T.I. Amount/Month	Total Monthly Rent	Annual Rent
1 – 3	$24,384.36	$8,425.34	$3,986.74	$36,796.44	$441,557.28
4 – 7	$25,703.86	$8,881.26	$3,986.74	$38,571.86	$462,862.32
8 – 10	$27,023.36	$9,337.17	$3,986.74	$40,347.27	$484,167.24
* 11 – 15	$28,342.86	$9,793.09	$0	$38,135.95	$457,631.40
* 16 – 20	$29,002.61	$10,021.05	$0	$39,023.66	$468,283.92

*	Option Years – if exercised.

5.	Tenant’s total rentable square footage is 21,305, of which 18,689 is usable square feet. Tenant’s Revised Proportionate Share is agreed to be 75.49% (21,305 RSF ÷ 28,224 RSF = .7549).

6.	Merger and Modification. This Agreement contains the entire understanding of the parties hereto, and there are no other promises, agreements, conditions or representations, oral or written, other than as set forth herein. No modification of this Agreement shall be binding unless such modification shall be in writing and signed by the parties hereto.

7.	Governing Law. This Agreement shall be governed by and construed in accordance with the law of the Commonwealth of Pennsylvania, and any suit or cause of action brought to enforce the terms hereof shall be heard in the appropriate Court of Allegheny County, Pennsylvania, who decision shall be final and absolute and Tenant hereby waives any right of appeal or rehearing.

8.	Successors and Assigns. This Agreement shall bind an enure to the benefit of the parties hereto and their respective legal representatives, successors and assigns.

Except as specifically modified hereby, all other terms, conditions and covenants of the Lease shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, Lessor and Lessee have signed and sealed this Agreement as of the day and year hereinabove set forth.

ATTEST:		LESSOR: 2516 JANE STREET ASSOCIATES, LLC

By:	/s/ Illegible	By:	/s/ Ross A. Bianco

Title:		Title:	Principal

LESSEE: PRECISION THERAPEUTICS, INC.

		By:	/s/ Stephen Grimshaw

		Title:	Chief Financial Officer

AMENDMENT No. 2 OF LEASE

THIS AGREEMENT is hereby entered into this 14 day of January, 2004, by and between 2516 JANE STREET ASSOCIATES, LLC (the “Landlord”), and PRECISION THERAPEUTICS, INC. (the “Tenant”).

W I T N E S S E T H:

WHEREAS, on or about March 28, 2001, the Landlord and Tenant entered into a Lease (the “Lease”) with respect to the premises known as the 25/16 e.Industrielle’ Building, consisting of 15,834 square feet (the “Leased Premises”) of rental space; and whereas, this Lease was amended on 11 July 2001 so as to increase the rentable square footage to 21,305 rsf, and a revised rent schedule was developed and

Whereas, Landlord and Tenant desire to revise certain terms of the Lease; and

Now, Therefore, in consideration of the foregoing recitals, and for other good and valuable consideration, the receipt and sufficiency which hereby is acknowledged, the parties hereto agree as follows:

1.	The original Security Deposit as defined has expired, and a rental deposit of two (2) months rent, or $73,592 will be deposited with the Landlord. The said deposit will be a cash security deposit and all other terms and conditions of Article XLIV, shall remain unchanged and in full force and effect.

2.	Calculations for all additional rents shall be based on operating expenses as established in calendar year 2003 in lieu of calendar year 2002, as originally outlined in the Lease. This record of Operating Expenses is attached to this Amendment as Exhibit A.

A.	Per paragraph 2 above, the Tenant will not be charged for additional Operating Expenses in year 2004, but any additional expenses, if any, above the new Base Year 2003 will be acknowledged, paid, and be per all other terms and conditions of Article IV.

3.	Revised Rent Schedule:

Lease Years	Calendar Year	Monthly Rent	Annual Rent
3	2004	$35,796.44	$429,557.28
4-7	2005 -2008	36,796.44	441,557.28
8 - 10	2009-2011	40,347.27	484,167.24
*11 -15		38,135,95	457,631.40
*16 -20		39,023.66	468,283.92

*	Option years — If exercised.

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4.	Article XII, Assignment and Subletting shall be modified as follows:

A.	Delete Paragraphs 12.1; 12.2; 12.3;

B.	Paragraph 12.4; shall remain in effect.

C.	Paragraph 12.5 shall be as follows:

(1)	A sublease or assignment permitted hereunder shall be subject to and made upon the following terms:

(a)	Any such sublease or assignment shall be subject to the terms of this Lease, including without limitation, the use provision and the term of the sublease may not extend beyond the date fixed for the expiration or other termination of the term of this Lease, subject to Tenant’s renewal rights;

(b)	The use to be made of the subleased or assigned space shall be permissible under this Lease and in keeping with the Character of the Building, such that the proposed subtenant or assignee shall not: (i) be likely to increase Landlord’s operating expenses beyond that which would be incurred for use by other tenancies in the Building; (ii) increase the burden on existing cleaning services or elevators over the burden prior to such proposed subletting or assignment; (iii) require any alterations to be performed in or made to any portion of the Building other than the Leased Premises; or (iv) violate any provision or restrictions herein relating to the use or occupancy of the Leased Premises;

(c)	Such sublease or assignment shall not violate any negative use covenants relating to the Building;

(d)	Deleted

(e)	No subtenant or assignee shall have a right to further sublease or assign;

(f)	Tenant shall reimburse Landlord within ten (10) days following request for payment, as additional rent, for any out-of-pocket costs (including reasonable attorneys’ fees and expenses) reasonably incurred by Landlord in connection with any actual or proposed assignment or subletting, whether or not consummated, including the costs of making investigations as to the acceptability of the proposed assignee or subtenant;

(g)	Such advertisement, which shall, in any case, exclude a description of the rent. Tenant shall submit to Landlord for review and approval any advertising or offering materials that Tenant intends to use in connection with any efforts to sublease or assign;

(h)	A permitted subtenant or assignee shall specifically assume the obligations and duties of Tenant hereunder without, however, releasing Tenant from such obligations and duties, and Tenant shall remain fully liable for the payment of rent, and for the performance of all other obligations of Tenant contained in this Lease. Any act or omission of any assignee or subtenant, or of anyone claiming under or through any assignee or subtenant, that violates any of the obligations of this Lease shall be deemed a violation of this Lease by Tenant;

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(i)	Deleted

(j)	Deleted

(k)	In the event of termination of this Lease or re-entry or repossession of the Leased Premises by Landlord, any sublease shall automatically terminate.

D.	Delete Paragraph 12.6

5.	Article XLIII, Right of First Offer to Lease Additional Space, Deleted in its entirety

5.	Merger and Modification. This Agreement contains the entire understanding of the parties hereto, and there are no other promises, agreements, conditions or representations, oral or written, other than as set forth herein. No modifications of this Agreement shall be binding unless such modification shall be in writing and signed by the parties hereto.

6.	Governing Law. This Agreement shall be governed by and construed in accordance with the law of the Commonwealth of Pennsylvania, and any suit or cause of action brought to enforce the terms hereof shall be heard in the appropriate Court of Allegheny County, Pennsylvania, who decision shall be final and absolute and Tenant hereby waives any right of appeal or rehearing.

7.	Successors and Assigns. This Agreement shall be bind and enure to the benefit of the parties hereto and their respective legal representatives, successors and assigns.

Except as specifically modified thereby, all other terms, conditions and covenants of the Lease shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, Lessor and Lessee have signed and sealed this Agreement as of the day and year hereinabove set forth.

ATTEST:		Lessor: 2516 Jane Street Associates, LLC

By:	/s/ Jeff Wahal	By:	/s/ Ross Bianco

Title:	Finance Manager	Title:	General Partner

ATTEST:		Lessee: Precision Therapeutics, Inc.

By:	/s/ Jeff Wahal	By:	/s/ Sharon Kim

Title:	Finance Manager	Title:	VP Business Development and Finance

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AMENDMENT No. 3 OF LEASE

THIS AGREEMENT is hereby entered into this 15 day of April, 2007, by and between 2516 JANE STREET ASSOCIATES, LLC (the “Landlord”), and PRECISION THERAPEUTICS, INC. (the “Tenant”).

WITNESSETH:

WHEREAS, on or about March 28, 2001, the Landlord and Tenant entered into a Lease (the “Lease”) with respect to the premises known at the 25/16 e.Industrielle’ Building, consisting of 15,834 square feet (the “Leased Premises”) of rental space; and whereas, this Lease was amended on 9 July 2001, so as to increase the rentable square footage to 21,305 rsf, and a revised rent schedule was developed, and

Whereas, Landlord and Tenant desire to revise certain terms of the Lease; and

Now, Therefore, in consideration of the foregoing recitals, and for other good and valuable consideration, the receipt and sufficiency which hereby is acknowledged, the parties hereto agree as follows:

1.	Precision Therapeutics, Inc., will lease an additional 880 rsf, Suite 202, for a period of three (3) years beginning on 1 July, 2007, and ending on 30 June, 2010 at midnight.

2.	Calculations for all additional rents shall be based on operating expenses as established in calendar year 2003.

3.	Rent Schedule for Suite 202:

Lease Years	Calendar Year	Monthly Rent	Annual Rent
1-3	2007-2010	$1,100.00	$13,200.00

4.	The Landlord will provide the following:

A.	Furniture for use of the Tenant, and as such, these furnishings will be insured by the Tenant.

B.	New partition between Suites 202 and 203 to demise premises.

C.	New operable lockset at existing door into existing Suite 201.

D.	Re-key Suite entry door at Atrium and Stairtower.

5.	The Tenant will provide all telephone and data cabling for the additional space at their expense.

6.	The proposed space known as Suite 202, are per Exhibit A as attached to this Amendment.

7.	Merger and Modification. This Agreement contains the entire understanding of the parties hereto, and there are not other promises, agreements, conditions or representations oral or written, other than as set forth herein. No modifications of this Agreement shall be binding unless such modification shall be in writing and signed by the parties hereto.

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8.	Governing Law. This Agreement shall be governed by and construed in accordance with the law of the Commonwealth of Pennsylvania, and any suit or cause of action brought to enforce the terms hereof shall be heard in the appropriate County of Allegheny County, Pennsylvania, who’s decision shall be final and absolute and Tenant hereby waives any right of appeal or rehearing.

9.	Successors and Assigns. This Agreement shall be bind and ensure to the benefit of the parties here and their respective legal representatives, successors and assigns.

10.	All other Terms and Conditions for this Additional Space are governed by the original Lease as executed and amended on 28 March 2001, and by Amendment 1 (9 July 2001); and, Amendment 2 (January 2004), respectively.

Except as specifically modified thereby, all other terms, conditions and covenants of the Lease shall remain unchanged and if full force and effect.

IN WITNESS WHEREOF, Lessor and Lessee have signed and sealed this Agreement as of the day and year hereinabove set forth.

ATTEST:		Lessor: 2516 Jane Street Associates, LLC

By:	/s/ Kelly Eisel	By:	/s/ Ross Bianco
Title:	Admin Assistant	Title:	Partner

ATTEST:		Lessee: Precision Therapeutics, Inc.

By:	/s/ Jeff Wahal	By:	/s/ Sharon Kim
Title:	Finance Manager	Title:	VP, Bus. Dev and Finance

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